UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2025

SERVE ROBOTICS INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-56237	85-3844872
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

730 Broadway Redwood City, CA	94063
(Address of Principal Executive Offices)	(Zip Code)

(818) 860-1352

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	SERV	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On January 7, 2025, Serve Robotics Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with a certain institutional investor (the “Purchaser”) pursuant to which the Company agreed to issue and sell, in a registered direct offering (the “Registered Direct Offering”) an aggregate of 4,210,525 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”) at a price of $19.00 per Share. The gross proceeds to the Company from the Registered Direct Offering are expected to be approximately $80 million, before deducting the placement agents’ fees and other offering expenses payable by the Company.

The Registered Direct Offering is expected to close on January 7, 2025, subject to the satisfaction of customary closing conditions. The Company intends to use the net proceeds from the Registered Direct Offering for general corporate purposes, including for working capital, capital expenditures and general and administrative expenses.

The Purchase Agreement contains representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company, including for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Purchase Agreement were made only for the purposes of such agreements and as of the specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

In connection with the Registered Direct Offering, the Company entered into a placement agency agreement (the “Placement Agency Agreement”) with Northland Securities, Inc. (the “Placement Agent”), pursuant to which the Placement Agent agreed to serve as the exclusive placement agent for the Company, on a reasonable best efforts basis. The Company agreed to pay the Placement Agent an aggregate cash fee equal to 5.0% of the gross proceeds received in the Registered Direct Offering.

The Shares are being sold pursuant to the Company’s effective registration statement on Form S-3 (Registration Statement No. 333-282389) that was originally filed with the Securities and Exchange Commission on September 27, 2024, and which was declared effective on October 3, 2024 and a related base prospectus and prospectus supplement (the “Prospectus Supplement”) thereunder.

The foregoing descriptions of the Purchase Agreement and the Placement Agency Agreement do not purport to be complete and are qualified in their entirety by the full text of the form of Purchase Agreement and the Placement Agency Agreement, copies of which are attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated by reference herein.

This Current Report on Form 8-K does not constitute an offer to sell any securities or a solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

A copy of the opinion of Orrick, Herrington & Sutcliffe LLP relating to the legality of the issuance and sale of the Shares is attached as Exhibit 5.1 hereto.

Item 8.01 Other Events.

On January 7, 2025, the Company issued a press release announcing the pricing of the Registered Direct Offering, a copy of which is filed as Exhibit 99.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
5.1	Opinion of Orrick, Herrington & Sutcliffe LLP
10.1	Form of Securities Purchase Agreement, by and among the Company and the Purchaser
10.2	Placement Agency Agreement, dated January 7, 2025, by and between Serve Robotics Inc. and Northland Securities, Inc.
23.1	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1)
99.1	Press Release, dated January 7, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 7, 2025	Serve Robotics Inc.

	By:	/s/ Brian Read
	Name:	Brian Read
	Title:	Chief Financial Officer

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